Exhibit 3.9

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CAMBRIDGE HEART, INC.

Pursuant to Section 242 of the general Corporation Law of the State of Delaware, Cambridge Heart, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation, by written consent dated May 29, 2009, duly adopted resolutions proposing and declaring advisable the following amendments to the Amended and Restated Certificate of Incorporation of the Corporation:

RESOLVED:	That the Certificate of Designations of the Preferred Stock of the Corporation to be designated Series A Convertible Preferred Stock be amended by deleting Paragraph 3(b) in its entirety and deleting “(c)” in the following paragraph and inserting “(b)” in lieu thereof.

SECOND: That the stockholders of the Corporation, at the 2009 Annual Meeting of Stockholders held on June 29, 2009, duly approved said proposed Certificate of Amendment to the Amended and Restated Certificate of Incorporation in accordance with Section 242 of the general Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President on this 30th day of June, 2009.

CAMBRIDGE HEART, INC.

By:	/s/ Ali Haghighi-Mood
Ali Haghighi-Mood President and Chief Executive Officer